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                                                                     Exhibit 5.1

                                Ater Wynne LLP
                          222 SW Columbia, Suite 1800
                              Portland, OR 97201
                            (503) 226-1191 (Phone)
                             (503) 226-0079 (Fax)

                               December 20, 1999


Board of Directors
FLIR Systems, Inc.
16505 SW 72nd Avenue
Portland, OR 97224

     In connection with the public offering of up to 2,107,552 shares of common stock, par value $0.01 per share (the "Common Stock"), of FLIR Systems, Inc., an Oregon corporation (the "Company"), under the Registration Statement on Form S-1 (the "Registration Statement") and the proposed sale of the Common Stock pursuant to the plan of distribution described in the prospectus included in the Registration Statement, we have examined such corporate records, certificates of public officials and officers of the Company and other documents as we have considered necessary or proper for the purpose of this opinion.

     Based on the foregoing and having regard to legal issues which we deem relevant, it is our opinion that the shares of Common Stock to be sold pursuant to the Registration Statement are validly issued, fully paid and non-assessable.

     We hereby consent to the filing of this opinion as an exhibit to the above-mentioned Registration Statement and to the reference to this firm under the caption "Legal Matters" in the prospectus constituting a part of the Registration Statement. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required to be filed pursuant to
Section 7 of the Securities Act of 1933, as amended, or the rules thereunder.

                              Very truly yours,

                              /s/ Ater Wynne LLP

                              Ater Wynne LLP